BOARD OF DIRECTORS APPOINTS JIM WRIGHT AS CHAIRMAN

~ Joe Scarlett Named Chairman Emeritus as Part of
Established Management Succession Plan ~

~ S.P. Braud Named Lead Director of the Board of Directors ~

Brentwood, Tennessee, November 2, 2007 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced that the Company’s board of directors appointed Jim Wright, President and Chief Executive Officer, as Chairman of the Board. As part of the Company’s previously announced succession plan, Joe Scarlett is retiring from his role as non-executive Chairman of the Company’s board of directors; he has been named Chairman Emeritus.

The Company also announced that S.P. “Pete” Braud was named lead director of the board of directors, a newly created position. He has served on the Board since 1993 and is chairman of the Corporate Governance Committee and a member of the Audit Committee. Since 1999, Mr. Braud has also served on the board of St. Vincent’s HealthCare located in Jacksonville, Florida and as its chairman since 2006. He served as Vice President, Treasurer and Chief Financial Officer of Service Merchandise Company, Inc. from 1986 to 1993.

Additionally, Joseph D. Maxwell has retired from the board of directors after serving the Company for more than 20 years. In addition to serving on the Company’s board of directors since 1985, Mr. Maxwell served as Vice President of Marketing for Tractor Supply Company from 1984 to 1996 and as Vice President of Merchandising for Tractor Supply Company from 1980 to 1984.

Joe Scarlett has been with Tractor Supply Company for 28 years and has been a key architect in building the Company into a leading specialty retailer. Most recently, Mr. Scarlett served as the Chairman of the Board from 1993 to 2007. Mr. Scarlett previously served as Chief Executive Officer from 1993 to 2004 and President and Chief Operating Officer of the Company from 1987 to 1993. Under Mr. Scarlett’s executive leadership, the Company’s revenues grew from $250 million to $2.4 billion in 2006 and its store base increased from 150 to 676 locations in 2006.

Mr. Wright commented, “Joe Scarlett has been an enthusiastic leader of Tractor Supply, and we have benefited enormously from his guidance and vision for the Company. We thank Joe for his loyalty and tremendous contribution to Tractor Supply. We wish him the very best in all of his future endeavors. As we build on the solid foundation of the mission and values that Joe established, we look forward to continuing to grow Tractor Supply and further strengthen its position as the leading specialty retailer serving the needs of those living the rural lifestyle.”

Mr. Wright continued, “I look forward to working with Pete in his new role as lead director and his experience and insights will continue to serve us well. We are highly appreciative of the dedication, commitment and contributions Joe Maxwell has provided to the Company over the course of his time with Tractor Supply Company as an executive and as a member of the board of directors. During this planned transition, we have added three new directors to our Board over the past five months.”

Mr. Scarlett stated, “It has been my great pleasure to lead and grow this Company through various stages of its development. I have been privileged to work alongside some of the finest people in the world serving the best customer group a retailer could ever dream of. The accomplishments during my tenure have positioned the Company for continuing success in a very unique niche in the retail marketplace. On a personal note, I plan to continue my efforts in building the Scarlett Leadership Institute at Belmont University in Nashville and to participate in other philanthropic community activities. I wish everyone at Tractor Supply continued success.”

Jim Wright has been President and Chief Executive Officer since September 2004, and previously served as President and Chief Operating Officer of the Company from October 2000. He has served on the board of directors for Tractor Supply Company since April 2002. He also serves as lead director of Spartan Stores, Inc.

About Tractor Supply Company
As of September 29, 2007, Tractor Supply Company operated 738 stores in 40 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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